UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13D/A
Under the Securities Exchange Act of 1934
(Amendment No. 8)

Soufun Holdings Limited
(Name of Issuer)

Class A ordinary shares, par value HK$1.00 per share
(Title of Class of Securities)

836034108**
(CUSIP Number)

James C. Lin
Davis Polk & Wardwell
Hong Kong Club Building
3A Chater Road
Hong Kong
+852 2533 3368
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

December 22, 2014
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-l(f) or 240.13d-l(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

**This CUSIP number applies to the American Depositary Shares, evidenced by American Depositary Receipts, five American Depositary Shares representing one Class A Ordinary Share. No CUSIP has been assigned to the Class A Ordinary Shares.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 836034108	13D	Page 2 of 21 Pages

1.	NAME OF REPORTING PERSON Hunt 7-A Guernsey L.P. Inc
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,000,389
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,000,389
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,000,389
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9% (1)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(1)        Based on 57,627,378 Class A Ordinary Shares outstanding as of June 30, 2014, as disclosed on Form 6-K filed by the Issuer on August 8, 2014.

CUSIP No. 836034108	13D	Page 3 of 21 Pages

1.	NAME OF REPORTING PERSON Apax Europe VII-A L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,000,389
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,000,389
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,000,389
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9% (2)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(2)        Based on 57,627,378 Class A Ordinary Shares outstanding as of June 30, 2014, as disclosed on Form 6-K filed by the Issuer on August 8, 2014.

CUSIP No. 836034108	13D	Page 4 of 21 Pages

1.	NAME OF REPORTING PERSON Hunt 7-B Guernsey L.P. Inc
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 7,533,059
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 7,533,059
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,533,059
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(3)        Based on 57,627,378 Class A Ordinary Shares outstanding as of June 30, 2014, as disclosed on Form 6-K filed by the Issuer on August 8, 2014.

CUSIP No. 836034108	13D	Page 5 of 21 Pages

1.	NAME OF REPORTING PERSON Apax Europe VII-1 L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 7,533,059
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 7,533,059
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,533,059
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1% (4)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(4)        Based on 57,627,378 Class A Ordinary Shares outstanding as of June 30, 2014, as disclosed on Form 6-K filed by the Issuer on August 8, 2014.

CUSIP No. 836034108	13D	Page 6 of 21 Pages

1.	NAME OF REPORTING PERSON Apax Europe VII-B L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 7,533,059
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 7,533,059
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,533,059
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1% (5)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(5)        Based on 57,627,378 Class A Ordinary Shares outstanding as of June 30, 2014, as disclosed on Form 6-K filed by the Issuer on August 8, 2014.

CUSIP No. 836034108	13D	Page 7 of 21 Pages

1.	NAME OF REPORTING PERSON Apax Europe VI-1 L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 7,533,059
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 7,533,059
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,533,059
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1% (6)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(6)        Based on 57,627,378 Class A Ordinary Shares outstanding as of June 30, 2014, as disclosed on Form 6-K filed by the Issuer on August 8, 2014.

CUSIP No. 836034108	13D	Page 8 of 21 Pages

1.	NAME OF REPORTING PERSON Hunt 7-A GP Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 11,533,448
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 11,533,448
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,533,448
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.0% (7)
14.	TYPE OF REPORTING PERSON (See Instructions) OO

(7)        Based on 57,627,378 Class A Ordinary Shares outstanding as of June 30, 2014, as disclosed on Form 6-K filed by the Issuer on August 8, 2014.

CUSIP No. 836034108	13D	Page 9 of 21 Pages

1.	NAME OF REPORTING PERSON Hunt 6-A Guernsey L.P. Inc
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,429,476
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,429,476
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,429,476
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.7% (8)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(8)        Based on 57,627,378 Class A Ordinary Shares outstanding as of June 30, 2014, as disclosed on Form 6-K filed by the Issuer on August 8, 2014.

CUSIP No. 836034108	13D	Page 10 of 21 Pages

1.	NAME OF REPORTING PERSON Hunt 6-A GP Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,429,476
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,429,476
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,429,476
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.7% (9)
14.	TYPE OF REPORTING PERSON (See Instructions) OO

(9)        Based on 57,627,378 Class A Ordinary Shares outstanding as of June 30, 2014, as disclosed on Form 6-K filed by the Issuer on August 8, 2014.

CUSIP No. 836034108	13D	Page 11 of 21 Pages

1.	NAME OF REPORTING PERSON Apax Europe VI-A, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 4,429,476
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 4,429,476
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,429,476
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.7% (10)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(10)        Based on 57,627,378 Class A Ordinary Shares outstanding as of June 30, 2014, as disclosed on Form 6-K filed by the Issuer on August 8, 2014.

CUSIP No. 836034108	13D	Page 12 of 21 Pages

1.	NAME OF REPORTING PERSON Apax Europe VI GP L.P. Inc
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 11,962,535
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 11,962,535
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,962,535
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.8% (11)
14.	TYPE OF REPORTING PERSON (See Instructions) OO

(11)        Based on 57,627,378 Class A Ordinary Shares outstanding as of June 30, 2014, as disclosed on Form 6-K filed by the Issuer on August 8, 2014.

CUSIP No. 836034108	13D	Page 13 of 21 Pages

1.	NAME OF REPORTING PERSON Apax Europe VI GP Co. Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 11,962,535
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 11,962,535
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,962,535
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.8% (12)
14.	TYPE OF REPORTING PERSON (See Instructions) OO

(12)        Based on 57,627,378 Class A Ordinary Shares outstanding as of June 30, 2014, as disclosed on Form 6-K filed by the Issuer on August 8, 2014.

CUSIP No. 836034108	13D	Page 14 of 21 Pages

1.	NAME OF REPORTING PERSON Apax Europe VII GP L.P. Inc.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 11,533,448
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 11,533,448
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,533,448
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.0% (13)
14.	TYPE OF REPORTING PERSON (See Instructions) OO

(13)       Based on 57,627,378 Class A Ordinary Shares outstanding as of June 30, 2014, as disclosed on Form 6-K filed by the Issuer on August 8, 2014.

CUSIP No. 836034108	13D	Page 15 of 21 Pages

1.	NAME OF REPORTING PERSON Apax Europe VII GP Co. Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 11,533,448
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 11,533,448
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,533,448
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.0% (14)
14.	TYPE OF REPORTING PERSON (See Instructions) OO

(14)        Based on 57,627,378 Class A Ordinary Shares outstanding as of June 30, 2014, as disclosed on Form 6-K filed by the Issuer on August 8, 2014.

CUSIP No. 836034108	13D	Page 16 of 21 Pages

This Amendment No. 8 (this “Amendment No. 8”) amends that certain Schedule 13D previously filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2010 (the “Original 13D”), as amended and supplemented by Amendment No. 1 to the Original 13D filed with the SEC on September 19, 2012 ( “Amendment No. 1”), Amendment No. 2 to the Original 13D filed with the SEC on November 29, 2012 (“Amendment No. 2”), Amendment No. 3 to the Original 13D filed with the SEC on December 6, 2013 (“Amendment No. 3”), Amendment No. 4 to the Original 13D filed with the SEC on January 9, 2014 (“Amendment No. 4”), Amendment No. 5 to the Original 13D filed with the SEC on June 6, 2014 (“Amendment No. 5”), Amendment No. 6 to the Original 13D filed with the SEC on June 13, 2014 (“Amendment No. 6”), Amendment No. 7 to the Original 13D filed with the SEC on September 30, 2014 (“Amendment No. 7”, and together with the Original 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5 and Amendment No. 6 and this Amendment No. 8, the “Schedule 13D”) relating to the Class A Ordinary Shares, HK$1.00 par value per share of SouFun Holdings Limited (the “Issuer”), a Cayman Islands exempted company with limited liability.  The Issuer’s American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts, five American Depositary Shares representing one Class A Ordinary Share, are listed on the New York Stock Exchange under the symbol “SFUN.”

This Amendment No. 8 is being filed to report the termination of a plan entered pursuant to Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Unless otherwise stated herein, the Schedule 13D remains in full force and effect. Capitalized terms used therein and not defined herein have the meanings ascribed thereto in the Schedule 13D.

Item 2. Identity and Background

The first sentence of the second paragraph of Item 2 is hereby amended and restated as follows:

Each of Apax 7-A, Apax 7-B and Apax 6-A is a Guernsey limited partnership and as of the date hereof, owns 4,000,389, 7,533,059  and 4,429,476  Class A Ordinary Shares, respectively.

Item 4.  Purpose of Transaction

Item 4 is hereby amended and supplemented by adding the following at the end thereof:

On September 30, 2014, Hunt 7-A Guernsey L.P. Inc., Hunt 7-B Guernsey L.P. Inc. and Hunt 6-A Guernsey L.P. Inc. (the “Plan Participants”) entered into a Rule 10b5-1 plan (the “Rule 10b5-1 Plan”) with Credit Suisse Securities (USA) LLC  (“Credit Suisse”) pursuant to which Credit Suisse was appointed by the Plan Participants to sell on behalf of the Plan Participants, American Depositary Shares (“ADSs”) of the Issuer, evidenced by American Depositary Receipts, with five ADSs representing one Class A Ordinary Share of the Issuer.  On December 22, 2014, the Plan Participants terminated the Rule 10b5-1 Plan.

Item 5.  Interest in Securities of the Issuer

Items 5(a), (b) and (c) are hereby amended and restated as follows:

(a) and (b)

The information set forth in the cover pages of this Amendment No. 8 is incorporated herein by reference.

All ownership percentages set forth in this Item 5 are based on 57,627,378 Class A Ordinary Shares outstanding as of June 30, 2014, as disclosed on Form 6-K filed by the Issuer on August 8, 2014.

CUSIP No. 836034108	13D	Page 17 of 21 Pages

Apax 7-A may be deemed to beneficially own 4,000,389 Class A Ordinary Shares, which amount constitutes 6.9% of the outstanding Class A Ordinary Shares.  Apax Europe VII-A, L.P., as a result of the relationships described in Item 2, may be deemed to have or share beneficial ownership of such Class A Ordinary Shares.

Apax 7-B may be deemed to beneficially own 7,533,059 Class A Ordinary Shares, which amount constitutes 13.1% of the outstanding Class A Ordinary Shares.  Each of Apax Europe VII-1, L.P., Apax Europe VII-B, L.P. and Apax Europe VI-1, L.P., as a result of the relationships described in Item 2, may be deemed to have or share beneficial ownership of such Class A Ordinary Shares.

Hunt 7-A GP Limited, as a result of the relationships described in Item 2, may be deemed to have or share beneficial ownership of 11,533,488 Class A Ordinary Shares with Apax 7-A and Apax 7-B, which amount constitutes 20.0% of the outstanding Class A Ordinary Shares.

Apax 6-A may be deemed to beneficially own 4,429,476 Class A Ordinary Shares, which amount constitutes 7.7% of the outstanding Class A Ordinary Shares.  Each of Hunt 6-A GP Limited and Apax Europe VI-A, L.P., as a result of the relationships described in Item 2, may be deemed to have or share beneficial ownership of such Class A Ordinary Shares.

Each of the Apax Europe VII Funds GPs, as a result of the relationships described in Item 2, may be deemed to have or share beneficial ownership of 11,533,448 Class A Ordinary Shares with the Apax Europe VII Funds, which amount constitutes 20.0% of the outstanding Class A Ordinary Shares.

Each of the Apax Europe VI Funds GPs, as a result of the relationships described in Item 2, may be deemed to have or share beneficial ownership of 11,962,535 Class A Ordinary Shares with the Apax Europe VI Funds, which amount constitutes 20.8% of the outstanding Class A Ordinary Shares.

Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of such persons, other than Apax 7-A, Apax 7-B or Apax 6-A that it is the beneficial owner of any of the Class A Ordinary Shares referred to herein for purposes of the Securities Exchange Act of 1934, or for any other purpose, and such beneficial ownership is expressly disclaimed.

(c) Other than as disclosed below, there have been no transactions in the Issuer’s shares by the Reporting Persons.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 is hereby amended and supplemented by adding the following at the end thereof:

See Item 4 of this Amendment No. 1 for a description of the Rule 10b5-1 Plan and the termination thereof, which is incorporated herein by reference.

CUSIP No. 836034108	13D	Page 18 of 21 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 23, 2014

HUNT 7-A GUERNSEY L.P. INC

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director of General Partner

HUNT 7-B GUERNSEY L.P. INC

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director of General Partner

HUNT 7-A GP LIMITED

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director

HUNT 6-A GUERNSEY L.P. INC

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director of General Partner

CUSIP No. 836034108	13D	Page 19 of 21 Pages

HUNT 6-A GP LIMITED

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director

BY APAX EUROPE VI GP CO. LIMITED ACTING ON BEHALF OF APAX EUROPE VI GP L.P. INC., ITS GENERAL PARTNER ACTING ON BEHALF OF

APAX EUROPE VI-A, L.P.

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director of General Partner

BY APAX EUROPE VI GP CO. LIMITED ACTING ON BEHALF OF APAX EUROPE VI GP L.P. INC., ITS GENERAL PARTNER ACTING ON BEHALF OF

APAX EUROPE VI-1, L.P.

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director of General Partner

BY APAX EUROPE VII GP CO. LIMITED ACTING ON BEHALF OF APAX EUROPE VII GP L.P. INC., ITS GENERAL PARTNER ACTING ON BEHALF OF

APAX EUROPE VII-A, L.P.

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director of General Partner

CUSIP No. 836034108	13D	Page 20 of 21 Pages

BY APAX EUROPE VII GP CO. LIMITED ACTING ON BEHALF OF APAX EUROPE VII GP L.P. INC., ITS GENERAL PARTNER ACTING ON BEHALF OF

APAX EUROPE VII-B, L.P.

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director of General Partner

BY APAX EUROPE VII GP CO. LIMITED ACTING ON BEHALF OF APAX EUROPE VII GP L.P. INC., ITS GENERAL PARTNER ACTING ON BEHALF OF

APAX EUROPE VII-1, L.P.

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director of General Partner

APAX EUROPE VI GP L.P. INC.

By:	Apax Europe VI GP Co. Limited, its general partner

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director

CUSIP No. 836034108	13D	Page 21 of 21 Pages

APAX EUROPE VI GP CO. LIMITED

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director

APAX EUROPE VII GP L.P. INC.

By:	Apax Europe VII GP Co. Limited, its general partner

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director

APAX EUROPE VII GP CO. LIMITED

By:	/s/ Andrew W Guille
	Name:	Andrew W Guille
	Title:	Director